Exhibit 10.1

NSO No. ___	Shares

ANTIGENICS INC.
1999 Equity Incentive Plan
Non-statutory Stock Option Certificate

     Antigenics Inc. (the “Company”), a Delaware corporation, hereby grants to the person named below an option to purchase shares of Common Stock, $0.01 par value, of the Company (the “Option”) under and subject to the Company’s 1999 Equity Incentive Plan (the “Plan”) exercisable on the following terms and conditions and those set forth on the reverse side of this Certificate:

Name of Optionholder:

Address:

Social Security Number:

Number of Shares:

Option Price:	$ per share
Date of Grant:
Expiration Date:	Ten years from Date of Grant
Exercisability Schedule:	The shares represented by this Option become exercisable as follows:

0 shares on the Date of Grant;
an additional [ ] shares on [ ]; an additional [ ] shares on [ ];
an additional [ ] shares on [ ]; and an additional [ ] shares on [ ].

This Option shall not be treated as an Incentive Stock Option under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

IN WITNESS WHEREOF, the undersigned has executed this option as of.

ANTIGENICS INC.

By:	Garo H. Armen

ANTIGENICS INC. 1999 EQUITY INCENTIVE PLAN
Non-statutory Stock Option Terms And Conditions

     1.     Plan Incorporated by Reference. This Option is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. Capitalized terms used and not otherwise defined herein have the meanings given to them in the Plan. This Certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. Copies of the Plan may be obtained upon written request without charge from the Company.

     2.     Option Price. The price to be paid for each share of Common Stock issued upon exercise of the whole or any part of this Option is the Option Price set forth on the face of this Certificate.

     3.     Exercisability Schedule. This Option may be exercised with respect to the aggregate Number of Shares set forth on the face of this Certificate in accordance with the exercisability schedule set forth on the face of this Certificate, provided, however, that this Option may not be exercised as to any shares after the Expiration Date.

     4.     Method of Exercise. To exercise this Option, the Optionholder shall deliver written notice of exercise to the Company specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares in cash, by certified check or in such other form, including shares of Common Stock of the Company valued at their Fair Market Value on the date of delivery, as the Committee may at the time of exercise approve. Promptly following such notice, the Company will deliver to the Optionholder a certificate representing the number of shares with respect to which the Option is being exercised.

     5.     Rights as a Stockholder or Employee. The Optionholder shall not have any rights in respect of shares to which the Option shall not have been exercised and payment made as provided above. The Optionholder shall not have any rights to continued employment by the Company by virtue of the grant of this Option.

     6.     Recapitalizations, Mergers, Etc. As provided in the Plan, in the event of corporate transactions affecting the Company’s outstanding Common Stock, the Committee shall equitably adjust the number and kind of shares subject to this Option and the exercise price hereunder or make provision for a cash payment.

     7.     Option Not Transferable. This Option is not transferable by the Optionholder without the consent of the Committee. The naming of a Designated Beneficiary does not constitute a transfer.

     8.     Exercise of Option After Termination of Employment. If the Optionholder ceases to be a Service Provider (as defined below) for any reason otherwise than by disability (within the meaning of section 22(e)(3) of the Code), or death, the Optionholder may exercise the rights which were available to the Optionholder at the time of such termination, subject to the provisions of Section 3, three months from the date of termination, provided that if (i) the Optionholder has been a member of the Board of Directors of the Company for at least three years immediately preceding such termination and (ii) such Optionholder declines to stand for re-election at the expiration of his or her current term as a director, then such rights shall be exercisable by the Optionholder for a period of 36 months from the date of termination or, if shorter, until the scheduled expiration of the option. If the Optionholder ceases to be a Service Provider for reason of disability, such rights may be exercised within twelve months from the date of termination. Upon the death Designated Beneficiary shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights that were available to the Optionholder at the time of death. Notwithstanding the foregoing, no rights under this Option may be exercised after the Expiration Date. For purposes of this Option, the Optionholder shall be deemed to be a Service Provider to the Company so long as the Optionholder renders periodic services to the Company or one or more of its parent or subsidiary corporations, whether as an employee or independent non-employee consultant or serves as a member of the Board of Directors of the Company.

     9.     Compliance with Securities Laws. It shall be a condition to the Optionholder’s right to purchase shares of Common Stock hereunder that the Company may, in its discretion, require (a) that the shares of Common Stock reserved for issue upon the exercise of this Option shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933, as amended, with respect to said shares shall be in effect, or (ii) in the opinion of counsel for the Company the proposed purchase shall be exempt from registration under that Act and the Optionholder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Optionholder, or both. The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company shall deem necessary to comply with any applicable law.

     10.     Payment of Taxes. The Optionholder shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld with respect to the exercise of this Option. The Committee may, in its discretion, require any other Federal or state taxes imposed on the sale of the shares to be paid by the Optionholder. In the Committee’s discretion, required withholding amounts may be paid in whole or in part in shares of Common Stock, including shares retained from the exercise of this Option, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionholder.

     11.     Notice of Sale of Shares Required. The Optionholder agrees to notify the Company in writing within 30 days of the disposition of any shares purchased upon exercise of this Option if such disposition occurs within two years of the Date of Grant or within one year after such purchase.